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                                                                    EXHIBIT 10.1

                       EXECUTIVE SEPARATION BENEFITS PLAN


                                TABLE OF CONTENTS

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                                                                          Page
                                                                          ----
Section 1 General Information................................................1

Section 2 Definitions........................................................1

Section 3 Benefits under the Plan............................................5

Section 4 Plan Amendment and Termination.....................................9

Section 5 Plan Administration................................................9

Section 6 Miscellaneous Matters.............................................11

Section 7 Claims Procedure..................................................12

Section 8 ERISA Rights......................................................14

Summary Plan Description Information........................................17

Appendix A to the Endocare, Inc. Executive Separation Benefits Plan.........18

Appendix B to the Endocare, Inc. Executive Separation Benefits Plan.........19

                                   SECTION 1
                               GENERAL INFORMATION

     1.1 ADOPTION AND PURPOSE OF PLAN. The Employer hereby adopts this Executive Separation Benefits Plan to provide certain Separation Benefits to Eligible Employees in accordance with the terms and conditions of the Plan.

     1.2 STATUS OF PLAN. The Plan is intended to comply with all applicable state and federal laws regarding severance pay plans, specifically Title I of ERISA. The Plan is intended to be a "welfare benefit plan," as defined in ERISA
Section 3(1) and Department of Labor Regulation Section 2510.3-1.

     1.3 SUMMARY PLAN DESCRIPTION. The Plan Administrator is hereby authorized to use this document embodying the Plan and all supplementary materials, as from time to time amended, to satisfy all of the Plan's "summary plan description" requirements pursuant to ERISA.

     1.4 EFFECTIVE DATE. The Plan is effective as of July 17, 2002.

     1.5 PLAN YEAR. For recordkeeping and reporting purposes, the Plan Year shall be the 12-month period ending each December 31. Notwithstanding the foregoing, the initial Plan Year shall begin on July 17, 2002 and end on December 31, 2002.

                                   SECTION 2
                                  DEFINITIONS

     2.1 "Base Pay" means an Eligible Employee's highest annual base salary rate paid during the twenty-four months (or total period of employment, if less) immediately preceding termination of the employee's employment due to a Covered Termination plus the maximum amount of any bonus payable to the Eligible Employee in such period under a written bonus plan of the Company. The term Base Pay shall exclude all other types of compensation or remuneration to an Eligible Employee, and shall exclude without limitation, overtime pay and shift differentials, contributions (other than employee salary-reduction contributions) to any retirement or other employee benefit plans, commissions, profit sharing payments, incentive payments of any kind, special payments of any kind (including without limitation business expense reimbursements, tuition reimbursements and flexible spending account reimbursements) and contingent compensation of any kind.

     2.2 "Board" means the Employer's Board of Directors.

     2.3 "Cause" means an Eligible Employee's (a) willful and continuing failure to substantially perform duties assigned in good faith from time to time by the Employer (provided that such failure is not solely the result of (i) a disability entitling the Eligible Employee to benefits under the Employer's long-term disability plan or Medicare, (ii) a leave of absence either granted in writing by the Employer or guaranteed by applicable law or (iii) some other reason agreed to in advance by either the Employer's Chairman or a majority of its Board); or (b) willful conduct which is demonstrably and materially injurious to the Employer; or

(c) conviction of a felony or a misdemeanor involving the theft, misappropriation or embezzlement of property of the Employer.

     No termination of an Eligible Employee's employment shall be for Cause unless: (a) notice of such Cause is provided to the employee by or on behalf of the Board; and (b) no valid prior or simultaneous notice of Good Reason has been given by the employee; and (c) the employee is afforded an opportunity to be heard before the Board and represented by counsel; and (d) a majority of the Board then determines that Cause exists for the employee's termination; and (e) only if and to the extent a cure-period is permitted under any separate written agreement between the Employer and the employee and cure is feasible, the employee has failed to timely cure such asserted Cause. The required hearing need not be held before the Eligible Employee's termination occurs, but it must be held within 30 days after the required notice of asserted Cause is given to the Eligible Employee, unless the employee agrees to a postponement.

     For purposes of this Subsection, the term Board shall include the board of directors (or body with a similar function) of the Employer's successor following a Change in Control.

     2.4 A "Change In Control" of the Employer will occur upon:

          (a) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (i) the then outstanding shares of the Employer's common stock (the "Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of the directors (the "Outstanding Employer Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Employer (including an equity financing); (B) any acquisition by the Employer or by any corporation controlled by the Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer; or (D) any acquisition by any corporation or business entity pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (i) and (ii) of paragraph (c) of this definition are satisfied; or

          (b) At any time, individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Employer's stockholders, was approved by a vote or resolution of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

          (c) Adoption by the Board of a resolution approving an agreement of consolidation of the Employer with or merger or similar transaction of the Employer into another corporation or business entity in each case, unless, following such consolidation or merger, (i) more than 50 percent of the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by the beneficial owners, respectively, of the Common Stock and Outstanding Employer Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Common Stock and/or Outstanding Employer Voting Securities, as the case may be and (ii) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided that any right which shall vest by reason of the action of the Board pursuant to this paragraph (c) shall be divested, with respect to any such right not already exercised, upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Employer or (B) its abandonment by either party thereto in accordance with its terms.

          (d) Adoption by the requisite majority of the whole Board, or by the holders of such majority of stock of the Employer as is required by law or by the Certificate of Incorporation or By-Laws of the Employer as then in effect, of a resolution or consent authorizing (i) the liquidation or dissolution of the Employer or (ii) the sale or other disposition of all or substantially all of the assets of the Employer, other than to a corporation or other business entity with respect to which, following such sale or other disposition, (A) more than 50 percent of the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by the beneficial owners, respectively, of the Common Stock and Outstanding Employer Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Common Stock and/or Outstanding Employer Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of such corporation or other entity) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Employer; provided that any right which shall vest by reason of the action of the Board or the stockholders pursuant to this paragraph (d) shall be divested, with respect to any such right not already exercised, upon the abandonment by the Employer of such dissolution, or such sale or other disposition of assets, as the case may be.

          (e) Any other event which constitutes a change of control as defined in Employer's 1995 Stock Plan.

A Change in Control shall not occur upon the mere reincorporation of the Employer in another state or setting up a new holding company.

     2.5 "Committee" means the committee appointed by the Board to administer the Plan.

     2.6 "Covered Termination" means the termination of an Eligible Employee's employment either (i) by the Eligible Employee for Good Reason after a Change in Control, (ii) by the Eligible Employee for any reason or no reason during the 30-day period immediately following the six month anniversary of the closing of a transaction resulting in a Change in Control or (iii) voluntarily by the Employer (or its successor following a Change in Control) after a Change in Control for a reason other than Cause, death or disability. However, in no event shall transferring employment from a parent to a subsidiary corporation (or vice versa) constitute a Covered Termination.

The term Covered Termination shall not include the transfer of the Eligible Employee's employment to the Employer's successor following a Change in Control, provided that such transfer does not constitute or result in the employee having Good Reason to resign.

     2.7 "Effective Date" means the date set forth in Subsection 1.4 above.

     2.8 "Eligible Employee" means an individual who either is designated on Appendix A to this Plan, as amended by the Committee from time to time, as of the date of a Covered Termination.

     2.9 "Eligibility Conditions" means the conditions on eligibility for Separation Pay set forth in Subsection 3.2 below.

     2.10 "Employer" means Endocare, Inc., a corporation organized under the laws of Delaware, and its subsidiaries. To the extent required to carry out the intent of this Plan, the term Employer shall also refer to the Employer's successor following a Change in Control.

     2.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     2.12 "Good Reason" means an Eligible Employee's resignation from his or her employment due to: (a) a substantial reduction imposed by the Employer in the responsibilities of the employee's position with the Employer; or (b) a reduction in the employee's Base Pay unless such reduction affects all similarly situated individuals; or (c) the elimination or impairment of the employee's eligibility for compensation or benefits programs generally available to other Eligible Employees unless such elimination or impairment affects all similarly situated individuals; or (d) a requirement imposed by the Employer that the employee relocate to a new post at least 50 miles from his or her then-existing post; or (e) the employee has not been offered continued employment with the Employer or its successor following a Change in Control on substantially the same terms and conditions of employment as were in effect for the employee immediately prior to the Change in Control.

     No resignation by an Eligible Employee shall be for Good Reason unless: (a) notice of such Good Reason is provided to the Board by or on behalf of the Eligible Employee and (b) the

Employer fails to cure such asserted Good Reason within 30 days after receipt of such notice; provided that the Employer shall have the sole discretion to determine whether or not (i) to attempt or complete such a cure or (ii) to dispute in good faith or accept the existence of such Good Reason.

     For purposes of this Subsection, the term Board shall include the Board of Directors (or body with a similar function) of the Employer's successor following a Change in Control.

     2.13 "Participant" means an Eligible Employee who is entitled to receive Separation Benefits under the terms and conditions of the Plan.

     2.14 "Plan" means the Employer's Executive Separation Benefits Plan as set forth in this document and in any and all amendments and supplements to this document.

     2.15 "Plan Administrator" means the person responsible for satisfying the reporting and disclosure obligations of ERISA, which shall be the Employer.

     2.16 "Plan Year" means the relevant period set forth in Subsection 1.5 above.

     2.17 "Separation Benefits" means Separation Pay and the other benefits provided pursuant to Section 3.1.

     2.18 "Separation Benefits Period" means, for any Participant, the period equal to the number of months of Base Pay to be received by the Participant as Separation Pay. However, a Participant's Separation Benefits Period shall end earlier upon the Participant's failure to continue satisfying all Eligibility Conditions.

     2.19 "Separation Pay" means the continuation of a Participant's Base Pay during the Separation Benefits Period in accordance with the terms and conditions of the Plan.

                                   SECTION 3
                             BENEFITS UNDER THE PLAN

     3.1 TYPES OF BENEFITS. An Eligible Employee whose employment with the Employer (or its successor following a Change in Control) is terminated solely due to a Covered Termination and with respect to whom all applicable Eligibility Conditions set forth in Subsection 3.2 below are met shall be entitled under this Plan to the following types of Separation Benefits:

          (a) Separation Pay as determined under Subsection 3.3 below; and

          (b) Continued eligibility for certain employee benefit programs, as described in Subsection 3.4 below.

     3.2 ELIGIBILITY CONDITIONS; NO MITIGATION. Notwithstanding anything else in this Plan, Separation Benefits shall be provided under this Plan only to an Eligible Employee whose employment with the Employer (or its successor following a Change in Control) actually terminates solely due to a Covered Termination. Furthermore, no Eligible Employee shall be entitled to commence or continue receiving Separation Benefits under the Plan unless all of the following conditions are met and (to the extent applicable) continue to be met at all times:

          (a) The Eligible Employee must agree to and must sign and comply with a separation letter satisfactory to the Employer (or its successor following a Change in Control). The separation letter may include, without limitation:

               (i) a comprehensive release of all claims of any sort against the Employer (and its present and former parents and subsidiaries and its successor following a Change in Control (collectively, the "Employer Group")) and all agents, employees, advisors and other representatives of the Employer Group in a form reasonably satisfactory to the Employer;

               (ii) an acknowledgment that except as expressly provided for pursuant to Section 6.3, this Plan shall exclusively govern any claims for any type of severance benefits as a result of the termination of the Eligible Employee's employment; and

               (iii) an acknowledgment that any then-existing agreements concerning nonsolictation, confidentiality and/or non-competition binding on the Eligible Employee will remain in effect in accordance with their terms.

          (b) If not already fully paid or terminated for any other reason, a Participant's Separation Benefits shall cease as of the first date of any breach or other failure if the Participant breaches the terms of any separation letter or non-competition agreement entered into with the Employer pursuant to the requirements of clauses (a)(i), (a)(ii) or
     (a)(iii) above or otherwise materially fails to satisfy any obligations of the Participant to the Employer under this Plan.

          (c) If not already fully paid or terminated for any other reason, a Participant's Separation Benefits shall cease as of the first date of any misconduct if the Employer becomes aware of any instance of the Participant's misconduct that would have constituted Cause for termination of the Participant's employment, whether such misconduct occurs prior to or following the Participant's termination of employment with the Employer; but provided that the notice, hearing and Board majority decision requirements of Subsection 2.3 are met promptly after discovery of the misconduct.

          (d) A Participant shall not be required to seek replacement employment as a condition of receiving Separation Benefits. Thus, a Participant shall not be required to mitigate damages in any fashion.

               (i) AMOUNT OF SEPARATION PAY. Effective for Covered Terminations made on or after the Effective Date while this Plan remains in effect and subject to Subsection 3.2, each Participant's Separation Pay shall equal a lump sum amount specified for the Participant in Appendix B to this Plan.

     3.3 PAYMENT OF BENEFITS. Subject to Subsection 3.2, Separation Pay shall be paid to the Participant in one lump sum at the time of (or as soon as possible after) the Participant's

Covered Termination. Notwithstanding the foregoing, if the Plan Administrator receives written notice that the Participant dies or is mentally incompetent, the Employer shall pay the balance of the Participant's Separation Pay only to the Participant's duly appointed legal representative.

     3.4 CONTINUED ELIGIBILITY FOR BENEFIT PROGRAMS. Subject to Subsection 3.2, during the Separation Benefits Period, the Participant (and his or her dependents, as applicable) shall be provided by the Employer with the same life, health and disability plan participation, benefits and other coverages to which he was entitled as an employee immediately before the Covered Termination. In the event that under applicable law the terms of the relevant employee benefit plan such participation, benefits and/or coverage cannot be provided to Participant following his or her Covered Termination, such coverage and/or benefits shall be provided directly by the Employer pursuant to this Plan on a comparable basis. In its sole discretion, the Employer may obtain such coverage and benefits for Participant through private insurance acquired at the Employer's expense. Amounts paid or payable on behalf of a Participant pursuant to any "employee welfare benefit plan" as defined by ERISA, providing health and/or disability benefits, that is sponsored by Employer or an affiliate of the Employer, shall be credited against amounts due under this Section 3.4. To the maximum extent permitted by applicable law, the benefits provided under this
Section 3.4 shall be in discharge of any obligations of Employer or any rights of Participant under the benefit continuation provisions under Section 4980B of the Internal Revenue Code (the "Code") and Part VI of Title I of ERISA ("COBRA") or any legislation of similar import.

     3.5 CERTAIN BENEFITS NOT AVAILABLE. As required by applicable law, Participants will not be able to make pre-tax contributions to a Section 401(k) plan or to a cafeteria plan under Section 125 of the Code out of their Separation Pay.

     3.6 INDIVIDUAL ARRANGEMENTS. Nothing in the Plan shall preclude the Employer from entering into individual arrangements with employees for the payment of severance benefits in addition to the benefits provided under the Plan. No such individual arrangement shall entitle any person not a party thereto to any benefits of any nature.

     3.7 TAX EFFECT OF PAYMENTS.

          (a) GROSS-UP PAYMENT. In the event that it is determined that any payment or distribution of any type to or for Participant's benefit made by the Employer, by any of its affiliates, by any person who acquires ownership or effective control of the Employer or ownership of a substantial portion of the Employer's assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then a Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by such Participant of all taxes imposed upon the Gross-Up Payment, including any Excise Tax, such Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

          (b) DETERMINATION BY ACCOUNTANT. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code) that are required to be made under this Section 3.7, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section 3.7, shall be made by an independent accounting firm selected by Employee and reasonably acceptable to the Company from among the largest four accounting firms in the United States (the "Accounting Firm"), which shall provide its determination, together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters (the "Determination"), both to the Employer and to the Participant within five business days of the Participant's termination date, if applicable, or such earlier time as is requested by the Employer or the Participant (if the Participant reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Participant has substantial authority not to report any Excise Tax on the Participant's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Participant within five business days after the Determination is delivered to the Employer or to the Participant. Any Determination by the Accounting Firm shall be binding upon the Employer and the Participant, absent manifest error. All of the costs and expenses of the Accounting Firm shall be borne by the Employer.

          (c) UNDERPAYMENTS AND OVERPAYMENTS. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Employer should have been made ("Underpayments") or that Gross-Up Payments will have been made by the Employer which should not have been made ("Overpayments"). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Employer to or for the Participant's benefit. In the case of an Overpayment, the Participant shall, at the direction and expense of the Employer, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Employer and otherwise reasonably cooperate with the Employer to correct such Overpayment; provided, however, that (i) the Participant shall in no event be obligated to return to the Employer an amount greater than the net after-tax portion of the Overpayment that the Participant has retained or has received as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 3.7, which is to make the Participant whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Participant's repaying to the Employer an amount which is less than the Overpayment.

                                   SECTION 4
                         PLAN AMENDMENT AND TERMINATION

     4.1 EMPLOYER'S RIGHT TO AMEND OR TERMINATE PLAN. The Employer may amend or terminate the Plan only as provided in the applicable one of the following clauses:

          (a) DURING THE FIRST TWO YEARS. This Plan shall not be amended or terminated on or before the second anniversary of the Effective Date except as necessary pursuant to a majority vote of the Board taken consistently with an opinion of counsel to either the Employer or the Board that such amendment is required by applicable law; provided that the Employer shall thereupon use its best efforts to provide the Eligible Employees and the Participants with the value of the benefits intended under this Plan immediately prior to the effective date of the amendment. Appendices A and/or B may be amended as necessary pursuant to a majority vote of the Board to add Eligible Employees.

          (b) AFTER THE SECOND YEAR. Following the second anniversary of the Effective Date, the Employer may amend or terminate this Plan as follows:

               (i) PRIOR TO A CHANGE IN CONTROL. Prior to the occurrence of a Change in Control and following the second anniversary of the Effective Date, the Employer may amend the Plan (including its Appendices) in any manner at any time, and from time to time, and may terminate the Plan at any time.

               (ii) AFTER A CHANGE IN CONTROL. After the occurrence of a Change in Control and until the second anniversary of such Change in Control, this Plan shall not be terminated and shall be amended only in accordance with the provisions of clauses (a)or (b) of this Subsection 4.1.

     4.2 METHOD OF AMENDMENT OR TERMINATION. Any amendment or termination of the Plan shall be made by a written instrument signed by an officer of the Employer upon due authorization by the Board.

     4.3 TERMINATION EFFECTIVE AS OF JULY 18, 2004. Pursuant to a resolution adopted by the Board on February 13, 2004, the Plan is terminated effective as of July 18, 2004, assuming that no Change in Control has occurred prior to July 18, 2004.

                                   SECTION 5
                               PLAN ADMINISTRATION

     5.1 COMMITTEE. The Committee shall be the "named fiduciary" of the Plan for purposes of Section 402(a)(1) of ERISA, with authority to control and manage the operation and administration of the Plan, and shall be the agent for service of process against the Plan. The Committee shall have full power to administer the Plan in all matters, subject to applicable requirements of law. For this purpose, the Committee's power shall include, but shall not be limited to the following authority, in addition to all other powers provided by the Plan:

          (a) To make and enforce such rules and procedures as the Committee deems necessary or proper for the efficient administration of the Plan;

          (b) To appoint such agents, counsel, accountants, consultants and other persons to participate in the administration of the Plan as the Committee deems appropriate;

          (c) To allocate and delegate the responsibilities of the Committee and to designate other persons to carry out any of the Committee's responsibilities; provided that any such allocation, delegation or designation shall be in writing and in accordance with applicable requirements of law;

          (d) To sue or be sued on behalf of the Plan and to appoint additional agents for service of process; and

          (e) To the fullest extent permitted by law, the Committee shall have the exclusive responsibility and discretion to decide all matters relating to eligibility, coverage or benefits under the Plan and to interpret all provisions of the Plan and to determine all matters relating to the operation and administration of the Plan. Any determination by the Committee shall be final to the maximum extent permitted by ERISA.

     5.2 RECORDS. The Committee shall maintain such records as it deems necessary to determine benefits and eligibility under the Plan and shall make available to each Participant such portions of the records under the Plan as pertain to the Participant, for examination at reasonable times during normal business hours.

     5.3 RELIANCE. In administering the Plan, the Committee shall be entitled to the extent permitted by law to rely conclusively on all information (including without limitation all tables, valuations, certificates, opinions and reports) which is furnished by or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Committee.

     5.4 INDEMNIFICATION. Subject to the criteria set forth below, to the maximum extent permitted by law, the Company will indemnify each member of the Board of Directors and of the Committee as well as any other employee with duties under the Plan against liabilities and expenses (including any amount paid in settlement or by reason of a judgment) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under the Plan.

          (a) This indemnity will not apply if the individual (i) acted fraudulently or in bad faith in the performance of his or her duties relating to the Plan or (ii) fails to assist the Company in defending against the claim.

          (b) The Company will have the right to select counsel and to control the prosecution or defense of the suit.

          (c) The Company will not be required to indemnify a person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

          (d) The indemnification obligation of the Company under this Subsection 5.4 will be reduced to the extent that payments are made for the benefit of the individual by reason of any insurance policy, fidelity bond, or other contractual agreement entered into by the Company that does not allow recourse against the individual.

          (e) Notwithstanding anything to the contrary set forth herein, the provisions of this Subsection 5.4:

               (i) May not be amended retroactively to eliminate the indemnification obligation;

               (ii) Will survive the termination of the Plan; and

               (iii) Will last at least as long as the applicable statute of limitations.

                                   SECTION 6
                              MISCELLANEOUS MATTERS

     6.1 INFORMATION REQUIRED. Participants and Eligible Employees shall provide the Committee with such information and evidence, and shall sign such documents, as may be requested from time to time for the purpose of administering the Plan.

     6.2 NO GUARANTY OF EMPLOYMENT. This Plan shall not be a contract of employment between the Employer and any employee. Nothing contained in the Plan document nor any action taken in connection with the adoption, operation or maintenance of the Plan shall be construed as a contract of employment between the Employer and any employee or as consideration or inducement for the employment of any employee. Nothing in the Plan or in the adoption, operation or maintenance of the Plan shall give any employee the right to remain in the Employer's employ, nor shall it give the Employer the right to require any employee to remain in its employ, nor shall it interfere with the employee's right to terminate his or her employment at any time. Without limiting the generality of the foregoing, the Employer shall have the right to terminate or change the terms of employment of any employee, Eligible Employee or Participant at any time and for any reason whatsoever, with or without cause or notice.

     6.3 EXCLUSIVE PLAN. Except as provided in Section 3.6 or to the extent otherwise expressly provided herein or in any separate agreement between the Employer (or its successor following a Change in Control) and an Eligible Employee, this Plan shall exclusively govern any claims for any type of severance benefits as a result of any termination of employment due to a Covered Termination on or after the Effective Date, while the Plan remains in effect. Any other generally applicable severance plans of any nature maintained by the Employer shall be terminated as of such Effective Date with respect to any claims for severance benefits as a result of any Covered Termination occurring on or after such Effective Date in consideration for the benefits provided under the Plan.

     6.4 SOLE SOURCE FOR PAYMENT OF BENEFITS. All benefits provided under the Plan shall be paid solely from the general assets of the Employer. Nothing in the Plan shall be construed to require the Employer or the Committee to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or any other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made. Neither the Employer nor any director, officer, employee or agent or other representative of the Employer shall be liable, otherwise than as expressly provided in the Plan, for payment of any benefits under the Plan or shall have any other liability to a Participant or to any other person.

     6.5 NON-ALIENATION. No benefit payable under the Plan shall be subject in any manner whatsoever to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind, and each and every attempt to alienate, sell, transfer, assign, pledge, attach or encumber any such benefit under the Plan shall be void.

     6.6 NO VESTING. Except as otherwise expressly provided in this Plan, no person shall have any vested or non-forfeitable interest at any time in any payment or other benefit provided under the Plan. The Employer shall have the right to withhold from benefit payments any amounts that the Participant owes to the Employer.

     6.7 OBLIGATIONS TO WITHHOLD AND PAY TAXES. Each Participant shall be liable for all tax obligations, if any, with respect to any sum received or other benefit provided pursuant to the Plan and for accurately reporting all such income and paying in full all such taxes to the appropriate federal, state and local authorities. The Employer shall have the right to deduct and withhold from any payment due under the Plan or from other amounts owed to the Participant all withholding taxes and other amounts required by law.

     6.8 GOVERNING LAW. The Plan and the rights of all persons under the Plan shall be construed in accordance with ERISA.

                                   SECTION 7
                                CLAIMS PROCEDURE

     7.1 CLAIM FOR BENEFITS.

          (a) Any person claiming benefits under the Plan ("Claimant") may be required to submit an application therefor, together with such other documents and information as the Committee may require ("Application").

          (b) Within 90 days following receipt of the Application, the Committee's authorized delegate reviewing the claim will furnish the Claimant with written notice of the decision rendered with respect to the Application.

          (c) Should special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to the Claimant prior to the expiration of the initial 90 day period.

               (i) The notice will indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.

               (ii) In no event will the period of the extension exceed 90 days from the end of the initial 90 day period.

     7.2 CONTENT OF DENIAL. In the case of a denial of the Claimant's Application, the written notice will set forth:

          (a) The specific reasons for the denial;

          (b) References to the Plan provisions upon which the denial is based;

          (c) A description of any additional information or material necessary for perfection of the Application together with an explanation of why the material or information is necessary;

          (d) An explanation of the Plan's claim review procedure; and

          (e) The Claimant's right to bring a civil action under Section 502(a) of ERISA.

     7.3 APPEALS.

          (a) In order to appeal the decision rendered with respect to his or her Application or with respect to the amount of his or her benefit, the Claimant must follow the procedures set forth in this Section 7.3

          (b) The appeal must be made in writing:

               (i) If the claim was expressly rejected, within 65 days after the date of notice of the decision with respect to the Application; or

               (ii) If the claim was neither approved nor denied within the applicable period provided in Subsection 7.1 of this Plan, within 65 days after the expiration of that period.

          If the Claimant does not file the appeal within this time period (or request in writing an extension from the Committee), the Claimant will be precluded from appealing the decision at a later time.

               (iii) The Claimant may request that his or her Application be given full and fair review by the Committee. The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.

               (iv) The decision of the Committee will be made promptly, and not later than 60 days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review.

               (v) The Committee's decision on review will be in writing and will include specific reasons for the decision, written in a manner designed to be understood by the Claimant, with specific references to the pertinent Plan provisions upon which the decision is based.

     7.4 LEGAL ACTIONS. No legal action for benefits or relating to any other aspect of the Plan may be brought unless and until the Claimant has exhausted his remedies under this Section 7.4 Also, any facts or legal theories that are not presented in the claims procedure may not be raised in any such legal actions.

          (a) A Claimant will not be considered to have exhausted his remedies unless and until:

               (i) The Claimant has submitted an Application;

               (ii) The claim for benefits has been either:

                    (A) Expressly denied; or

                    (B) Neither approved nor denied within the applicable time period under Section 7.1;

               (iii) The Claimant has appealed the denial of benefits under
          Section 7.3; and

               (iv) The Claimant's appeal has been either:

                    (A) Expressly denied; or

                    (B) Neither approved nor denied within the applicable time period under Section 7.3.

          (b) Any legal actions based upon a claim for benefits or any other aspect of the Plan must be brought within two years after the Claimant's right to the current payment of benefits accrued.

     7.5 REQUIREMENT OF RELEASE. In the case of a contested claim for benefits, the Committee may require, as a precondition to the entitlement of any claims for benefits, that the Claimant execute an agreement releasing any claims he asserts that he has against the Company, Plan, and the Committee (as well as all other fiduciaries of the Plan).

                                   SECTION 8
                                  ERISA RIGHTS

     The Plan is subject to the provisions of Title I of ERISA (which imposes requirements relating to reporting and disclosure obligations, minimum participation, fiduciary responsibility, and enforcement). The Plan is not subject to Title IV of ERISA (which insures the benefits payable under certain defined benefit pension plans).

     As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

          i. Examine, without charge, at the Plan Administrator's office, all Plan documents, including insurance contracts and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports;

          ii. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies; and

          iii. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary financial report.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to act prudently and exclusively in the interests of you and other Plan participants and beneficiaries.

     No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

     If your claim for benefits is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Committee review and reconsider your claim as described above.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

     The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if the court finds that your claim is frivolous.

     If you have any questions about your Plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

     IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has executed this document.

                                        ENDOCARE, INC.



                                        By:      /s/ Paul W. Mikus
                                                 ----------------------------
                                                 Paul W. Mikus
                                                 Chief Executive Officer

                      SUMMARY PLAN DESCRIPTION INFORMATION



The Plan Administrator is:

Endocare, Inc.
201 Technology Drive
Irvine, California 92618
Telephone: (949) 450-5400
EIN:  33-0618093

The Plan Number is: 503

                        APPENDIX A TO THE ENDOCARE, INC.
                       EXECUTIVE SEPARATION BENEFITS PLAN


         DESIGNATION OF ELIGIBLE EMPLOYEES AS OF JULY 17, 2002, PURSUANT TO SUBSECTION 2.8:

Paul W. Mikus

John V. Cracchiolo

Jay Eum

Kevin Quilty

Paul Lapine

Bill Phillips

Dave Battles

Mary Syiek



         ADDITIONAL ELIGIBLE EMPLOYEES DESIGNATED AS OF FEBRUARY 13, 2004, PURSUANT TO SUBSECTION 4.1(A):

Craig T. Davenport

William J. Nydam

Katherine Greenberg

                        APPENDIX B TO THE ENDOCARE, INC.
                       EXECUTIVE SEPARATION BENEFITS PLAN


Paul W. Mikus                        2 times Base Pay

John V. Cracchiolo                   2 times Base Pay

Jay Eum                              1 times Base Pay

Kevin Quilty                         1 times Base Pay

Paul Lapine                          1/2 times Base Pay

Bill Phillips                        1/2 times Base Pay

Dave Battles                         1/2 times Base Pay

Mary Syiek                           1/2 times Base Pay

Craig T. Davenport                   The greater of: (a) 1 times Base Pay; or
                                     (b) an amount determined by multiplying
                                     his Base Pay by a fraction, the numerator of which is the number of days following the date of Mr. Davenport's Covered
                                     Termination until December 15, 2005, and the denominator of which is 731.

William J. Nydam                     1 times Base Pay

Katherine Greenberg                  1 times Base Pay